Exhibit 99.1

Dakota Plains HOLDINGS, INC.

PLAN of Compliance Approved by NYSE MKT

WAYZATA, Minnesota, (December 1, 2015) — Dakota Plains Holdings, Inc. (“Dakota Plains” or the “Company”) (NYSE MKT: DAKP) announced today that the NYSE MKT has accepted Dakota Plains’ plan to regain compliance with the NYSE MKT's continued listing standards and granted the Company until March 14, 2017 to regain compliance with Section 1003(a)(i) and Section 1003(a)(ii) of the NYSE MKT Company Guide.  Dakota Plains will be subject to periodic review by Exchange Staff during the compliance plan period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT.

As previously reported,  Dakota Plains received a notice on September 14, 2015 from the NYSE MKT indicating that the Company is below certain of the NYSE MKT's continued listing standards due to the fact that Dakota Plains (a) reported a stockholders’ deficit of approximately $(3.1) million in its quarterly report on Form 10-Q for the three months ended June 30, 2015, and (b) has incurred net losses in its four most recent fiscal years ended December 31, 2014, as set forth in Sections 1003(a)(i) and 1003(a)(ii) of the NYSE MKT Company Guide.

About Dakota Plains Holdings, Inc.

Dakota Plains Holdings, Inc. is an integrated midstream energy company operating the Pioneer Terminal transloading facility. The Pioneer Terminal is centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related Energy & Production activity. For more information please visit the corporate website at: www.dakotaplains.com.

Forward Looking Statements

Statements made by representatives of Dakota Plains in this press release that are not historical facts are forward-looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to global economics or politics, our ability to obtain additional capital needed to implement our business plan, minimal operating history, loss of key personnel, lack of business diversification, reliance on strategic, third-party relationships, financial performance and results, prices and demand for oil, our ability to make acquisitions on economically acceptable terms, and other factors described from time to time in the Company’s periodic reports filed with the SEC that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Dakota Plains undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

For more information, please contact:

Company Contact	Investor and Media Contact
Tim Brady, CFO	Dan Gagnier, Sard Verbinnen
tbrady@dakotaplains.com	DGagnier@sardverb.com
Phone: 952.473.9950	Phone: 212.415.8972
www.dakotaplains.com	www.sardverb.com